10356-SYS-CN SB2-6-05

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SYS:

We consent to the use of our report dated August 27, 2004, with respect to the consolidated balance sheet of SYS as of June 30, 2004, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, included herein, and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

San Diego, California
June 21, 2005